EXHIBIT 3.2

ARTICLES OF AMENDMENT

THE ROUSE COMPANY

The Rouse Company, a Maryland corporation (the “Company”), having its principal office in Columbia, Maryland, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:  The charter of the Company is hereby amended by deleting in its entirety paragraph (A) of Article FIFTH and inserting in its place the following:

(A)                              The total number of shares of stock of all classes that the Company has authority to issue is Five Hundred Fifty Million (550,000,000) shares, having an aggregate par value of Five Million Five Hundred Thousand Dollars ($5,500,000), divided into (i) Fifty Million (50,000,000) shares of the par value of One Cent ($.01) per share of Preferred Stock, having an aggregate par value of Five Hundred Thousand Dollars ($500,000), of which Ten Million (10,000,000) shares have been classified Increasing Rate Cumulative Preferred Stock, and (ii) Five Hundred Million (500,000,000) shares of the par value of One Cent ($.01) per share of Common Stock, having an aggregate par value of Five Million Dollars ($5,000,000).

SECOND:  The total number of shares of stock of all classes which the Company had authority to issue immediately before the amendment effected by these Articles of Amendment was 300,000,000 shares, of which (a) 250,000,000 shares were classified as Common Stock, par value $.01 per share, and (b) 50,000,000 shares were classified as Preferred Stock, par value $.01 per share, of which 10,000,000 shares were classified as Increasing Rate Cumulative Preferred Stock.  The aggregate par value of all shares of stock that the Company had authority to issue immediately before the amendment effected by these Articles of Amendment was $3,000,000.

THIRD:  The total number of shares of stock of all classes that the Company has authority to issue after the amendment effected by these Articles of Amendment is 550,000,000 shares, of which (a) 500,000,000 shares are classified as Common Stock, par value $.01 per share, and (b) 50,000,000 shares are classified as Preferred Stock, par value $.01 per share, of which 10,000,000 shares have been classified as Increasing Rate Cumulative Preferred Stock.  The aggregate par value of all shares of stock that the Company has authority to issue after the amendment effected by these Articles of Amendment is $5,500,000.

FOURTH:  The description of the classes of the shares of stock of the Company, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is not changed by these Articles of Amendment.

FIFTH:  The amendment effected by these Articles of Amendment was approved and advised by the board of directors of the Company at a meeting of the board of directors of the Company held on May 6, 2004, and approved by two-thirds of all votes entitled to be cast on the matter by the stockholders of the Company at a meeting of the stockholders held on May 6, 2004, in accordance with Maryland General Corporation Law and the charter of the Company.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf on this 6 day of May, 2004, by its Chairman of the Board, President and Chief Executive Officer.

ATTEST:	THE ROUSE COMPANY

/s/ Gordon H. Glenn	By:	/s/ Anthony W. Deering	(SEAL)
Gordon H. Glenn		Anthony W. Deering
Senior Vice President, General Counsel and Secretary		Chairman of the Board, President and Chief Executive Officer

THE UNDERSIGNED, Chairman of the Board, President and Chief Executive Officer of The Rouse Company, who executed on behalf of the Company the foregoing Articles of Amendment, hereby acknowledges in the name and on behalf of the Company that the foregoing Articles of Amendment are the corporate act of the Company and hereby certifies that, to the best of his knowledge, information and belief and under penalties of perjury, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

By:	/s/ Anthony W. Deering
Anthony W. Deering
Chairman of the Board, President and Chief Executive Officer